EXHIBIT 99.2

[DYNEGY LETTERHEAD]

April 15, 2005

To the Members of the Financial Community:

In a news release issued this afternoon, Dynegy announced that it has reached an agreement to settle our class action shareholder lawsuit pending in the U.S. District Court in Houston. I want to take this opportunity to provide you with some additional details and insight related to this settlement.

In the way of background, the litigation was brought by the Regents of the University of California on behalf of purchasers of Dynegy Class A common stock seeking damages for the company’s share price decline during the class period of June 2001 to July 2002. In its lawsuit, the Regents alleged violation of securities laws primarily related to accounting and disclosures of a structured natural gas transaction known as “Project Alpha” entered into by the company in 2001. As a result of improper accounting treatment and disclosures associated with this transaction, Dynegy restated its 2001 and 2002 financial statements to properly reflect the appropriate accounting treatment in 2003.

Throughout the three years of our self-restructuring, we have been committed to proactively addressing and taking responsibility for resolving issues associated with a past era for the company in a manner that benefits our investors. Today’s settlement is in line with these goals. It resolves one of our most significant pieces of overhanging litigation, while eliminating uncertainty, positioning the company to pursue growth opportunities for our Natural Gas Liquids and Power Generation businesses, and maximizing our potential to the benefit of our investors.

In terms of the financial impact of the settlement agreement, we have adequate liquidity through available cash and bank lines to address our obligation, and the settlement will not impact our business operations or our ability to serve the markets or our customers. Dynegy and various other parties settling the litigation do not admit to any liability by the company or its directors or officers. In addition, there were no findings of any violation of federal securities laws.

Under the terms of the settlement agreement, which is subject to approval by the federal courts, Dynegy has agreed to a total settlement payment of $468 million. This settlement includes $150 million to be covered by Dynegy’s director and officer insurance policies, a $250 million cash payment by Dynegy, and the issuance of $68 million in Class A common stock to the class. Additionally, the settlement provides for election of two new qualified directors to the Board of Dynegy Inc. from a list of not less than five qualified candidates submitted by the Regents, and in accordance with a time schedule consistent with the approval of the settlement by the federal court. Thereafter, the election of two new directors to the Board of Dynegy Inc. will be recommended at the company’s 2006 annual shareholders’ meeting from a list of not less than five qualified candidates submitted by the Regents. The process for election of the new directors will be conducted in accordance with the normal processes previously established by Dynegy’s Corporate Governance and Nominating Committee for the election of new directors.

Two payments totaling $250 million will be made in 2005. An initial payment of $175 million will be made during the second quarter, followed by a second payment of $75 million upon federal court approval. The company expects approval during the second half of the year. Dynegy will also issue Class A common stock in the value of $68 million following court approval. The number of shares of Class A common stock will be determined based on a calculation using a volume weighted average stock price for Dynegy Class A common stock for 20 trading days ending today.

In addition, in a related court case brought in Texas District Court, two plaintiffs made similar claims to those in the class action litigation. Dynegy has agreed to settle the derivative litigation on the basis of corporate governance changes, many of which have been implemented since the claim was filed. In addition, the company has agreed to pay related attorney fees and expenses in the amount of $5 million. This settlement is not included in the $468 million payment discussed above.

As a result of these settlements and associated legal expenses, we will record a first quarter pre-tax charge of approximately $225 million (approximately $155 million after-tax) in the Other business segment. The settlements and expenses will impact the company’s 2005 GAAP earnings guidance estimate. They will not affect our core business earnings. We will provide updated guidance reflecting the impact of the settlements, as well as differences in current commodity and power prices from previously issued earnings and cash flow guidance, during the release of our first quarter 2005 financial results on Monday, May 9.

Our agreements reflect our carefully considered opinion that it is better to resolve these matters through settlements rather than the judicial process. In the case of the class action shareholder litigation, we weighed all the possible outcomes and determined that we did not want to expose our company or investors to a significant adverse jury verdict, should one have occurred. We have come too far to allow this possibility to affect the potential that our company has yet to realize and the value we believe we can deliver.

As we have seen over the course of the last three years, building a stronger company for the future has often required us to take responsibility for the past. While it has not always been easy, we have tried to make decisions and take directions that were in the best interests of all our stakeholders. I appreciate your support and trust during this time and hope you will continue to have confidence in us as we work to maximize our potential. As always, please feel free to contact our Investor Relations department at 713-507-6466, or via email at ir@dynegy.com, should you have any questions.

Sincerely,

/s/ Bruce A. Williamson
Bruce A. Williamson Chairman, President & CEO

Certain statements included in this letter are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the impact of the settlements upon Dynegy’s ability to pursue strategic opportunities and the adequacy of Dynegy’s liquidity to satisfy the settlement obligations as well as to support future business operations. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include receipt of the final approval of the settlement agreement by the federal district court, Dynegy’s future financial condition and ability to make the cash payments required by the settlements, the financial impact of the settlement payments on Dynegy’s business operations, and the future availability of suitable strategic growth opportunities. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, as amended, including its Annual Report on Form 10-K for the year ended Dec. 31, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this letter to reflect events or circumstances that may arise after the date of this letter, except as otherwise required by applicable law.